Exhibit 99.1

PRESS RELEASE

Focus Enhancements, Inc. • 1370 Dell Avenue • Campbell, CA 95008 • (408) 866-8300

Focus Enhancements Reports Second Quarter 2008 Results
-Implements Three-Prong Strategy Including July Acquisition of
Digital Wireless Audio Technology to Strengthen Company -
- Receives NASDAQ Notice of Non-compliance -

Campbell, Calif. – August 14, 2008 - Focus Enhancements, Inc. (NASDAQ: FCSE) a worldwide leader of wireless audio and video (A/V) distribution solutions, video conversion and digital media products, reported second quarter 2008 financial results.

Brett Moyer, president and CEO of Focus Enhancements, stated “During 2008, we are implementing a three-prong strategy to improve the company’s position strategically and financially as we wait for the ultra wideband (UWB) market to materialize. First, we are investing in technologies with quick time-to-market revenue opportunities, like our ProxSys® technology alliance with Sony Electronics and our digital wireless audio (DWA) technology acquired at the beginning of July. Second, we further lowered our costs in July by deferring certain non-critical engineering expenses and reducing our overall headcount. Since the beginning of the year, excluding the hiring of six employees to work on our DWA technology, we have reduced our headcount by 35 and cut our annual payroll by approximately $2.2 million a year or $550,000 a quarter. Third, we are rationalizing our UWB investments to coincide with the market’s delay. As the UWB industry lags in its launch, we have deferred our expenses in semiconductor research and development (R&D) for the next generation of products and redeployed resources to reflect the re-positioning our existing UWB chip with A/V applications made possible by our new DWA technology.”

“Already, we have demonstrated or discussed our DWA approach with over 25 potential customers, including some of the largest consumer electronic (CE) companies in the world. We have received positive feedback to our proposed implementations of this technology and the timeline for product introductions. We are on track to tape out the DWA chip during the third quarter, provide samples to customers in the fourth quarter, and secure customer design commitments prior to the Consumer Electronics Show in early January, 2009.”

Moyer continued, “The economics for this business are very strong. According to Consumer Electronics Association market data, there are approximately 5 million home theater systems sold per year. If we sold only 350,000 DWA chip sets to CE manufacturers, our Semiconductor Business revenues would increase from an annual rate of approximately $4 million to approximately $18 million with UWB revenue adding to the revenue stream. We believe our DWA and UWB technologies, combined with our existing customer base, make this an achievable first step in building up the business.”

“Second quarter revenue was $4.0 million, increasing from $3.9 million in the first quarter of 2008. We remain disappointed with revenue performance, which continued to be impacted by lower than expected Direct To Edit® (DTE) disk recorder sales. However, we began shipments during the last week of June of our fifth generation DTE disk recorder, the FS-5 under the Focus Enhancements brand. In the third quarter, we expect revenue to increase as we begin shipments of ProxSys and FS-5 under OEM agreements with three different partners.”

Second Quarter 2008 Financial Results

Revenue for the second quarter of 2008 was $4.0 million, compared to $8.4 million reported for the same quarter of 2007. The decrease is primarily attributable to lower DTE disk recorder sales. Operating expenses for the second quarter of 2008 were $7.4 million, compared with $7.6 million in the second quarter of 2007. R&D expenses were $4.2 million, compared to $4.0 million in 2007. Net loss for the second quarter was $6.7 million, or $0.08 per share, versus a net loss of $4.0 million, or $0.05 per share, in the same quarter of 2007.

Revenue for the six months ended June 30, 2008 was $7.9 million, compared to $15.4 million reported for the same period of 2007. Net loss for the six month period was $12.7 million, or $0.15 per share, versus a net loss of $8.4 million, or $0.11 per share, in the same period of 2007.

Company Receives Notice of Non-compliance from NASDAQ

Focus Enhancements, as expected, received a notice from the NASDAQ Staff on August 12, 2008 indicating the company did not regain compliance with the minimum bid price requirement for continued listing set forth in NASDAQ Marketplace Rule 4310(c)(4) during the compliance period provided under NASDAQ rules, and instructed the company to present its views with respect to this deficiency at the upcoming hearing before a NASDAQ Listing Qualifications Panel. As previously reported, on July 21, 2008, NASDAQ notified the company that it did not comply with the minimum $35 million market value of listed securities requirement for continued listing and that its shares were subject to delisting unless the company requested a hearing. The company timely requested a hearing before a NASDAQ Panel, which stayed the Staff’s delist determination. At the hearing, the company will present its plan to comply with the bid price, market value of listed securities and all other applicable requirements for continued listing. The company’s shares will remain listed pending the issuance of a decision by the Panel. However, there can be no assurances that the Panel will grant the company’s request for continued listing.

Recent Corporate Highlights

•	Acquired DWA technology developed by AudioMojo, Inc.

•	Hired Michael Hudson, 53, for the new position of Chief Technology Officer of the Semiconductor Group.

•	Partnered with Sony Electronics to customize a new ProxSys PX-100 media asset management solution for SonyXDCAM EX.

•	Made available FS-5, the fifth generation in the company's award-winning line of DTE recorders.

•	Demonstrated UWB chips streaming HD video at Computex Taipei from June 3 to 7.

•
Received an equipment authorization grant for its UWB Hub and Dongle development platform from the Federal Communications Commission. With this latest approval, the PHY for Focus Enhancements' TT1013 UWB system received authorization as a modular transmitter for band group one.

•	Selected by Tekkeon to power its NavDock™Home Media Center with on-TV navigation for iPod devices with the FS453LF TV-out encoder chip.

Investor Conference Call

The company will host a shareholder conference call to discuss the second quarter 2008 results on August 14, 2008 at 1:30 p.m. Pacific Time, after which management will host a question and answer session. The call is being webcast and can be accessed at Focus Enhancements’ web site at www.focusinfo.com. The webcast will be available through September 24, 2008. For those without Internet access, the telephone dial-in number is 888-816-3972 for domestic and 706-634-0182 for international participants. Participants should dial in five to ten minutes prior to the beginning of the call at 1:30 p.m. PT (4:30 p.m. ET). A telephone replay will be available through August 18; dial 800-642-1687, and enter access code 57663729.

About Focus Enhancements, Inc.

Focus Enhancements, Inc. (NASDAQ CM:FCSE), headquartered in Campbell, CA, is a leading designer of world-class solutions in advanced video and wireless AV technologies. The company’s Semiconductor Group develops wireless IC chip sets based on WiMedia UWB and 802.11a standards, and design as well as markets portable ICs to the video convergence, portable media, navigation systems and smartphone markets. The company’s System Group develops video products for the digital media markets, with customers in the broadcast, video production, digital signage and digital asset management markets. More information on Focus Enhancements may be obtained from the company’s Securities and Exchange Commission (SEC) filings, or by visiting the Focus Enhancements home page at http://www.focusinfo.com.

Safe Harbor Statement

Statements in this press release which are not historical, including statements regarding management’s intentions, hopes, expectations, representations, plans or predictions about the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding management’s expectations of funding requirements in 2008, demand for Focus Enhancements’ products, which impacts revenue, gross margin percentage and cash from operations, management’s plans to complete its semiconductor chip designs, move its technology to silicon, and the performance of its technology in silicon. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include customers’ acceptance of recently introduced products, changes in customer order patterns, unforeseen increased costs and delays in research and development, the company’s ability to maintain adequate funding to develop and implement its technology, the ability of the company to migrate its DWA technology to silicon in a timely manner, the performance and acceptance of its DWA technology when successfully moved to silicon, and the risk factors specified in the company's Form 10-K for the year ended December 31, 2007 and Form 10-Q for the periods ended March 31, 2008 and June 30, 2008, as well as other filings with the SEC. These statements are based on information as of August 14, 2008, and the company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Focus Enhancements Investors:
Kirsten Chapman
Lippert/Heilshorn & Assoc.
(415) 433-3777
kchapman@lhai.com

Focus Enhancements, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

	June 30,	December 31,
	2008	2007
Assets

Current assets:
Cash and cash equivalents	$2,119	$1,841
Restricted cash	96	90
Accounts receivable, net of allowances of $155 and $253, respectively	2,640	4,318
Inventories	4,134	3,957
Prepaid expenses and other current assets	2,049	1,130
Total current assets	11,038	11,336

Property and equipment, net	1,444	1,240
Other assets	465	153
Goodwill	13,191	13,191
	$26,138	$25,920

Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
Accounts payable	$2,782	$3,554
Borrowings under line of credit	6,500	3,600
Current portion of capital lease obligations	63	122
Term loan	-	2,500
Accrued compensation	820	872
Accrued liabilities	4,466	2,722
Total current liabilities	14,631	13,370

Convertible notes	-	11,493
Notes payable, net of debt discount	18,524	-
Total liabilities	33,155	24,863

Stockholders' equity (deficit):
Preferred stock, $0.01 par value; authorized 3,000,000 shares; 3,161 shares issued and outstanding
at June 30, 2008 and December 31, 2007 (liquidation preference $3,917)	-	-
Common stock, $0.01 par value; 150,000,000 shares authorized 85,895,075 and 85,248,194,
shares issued at June 30, 2008 and December 31, 2007, respectively	843	841
Treasury stock at cost, 802,465 and 516,667 shares at June 30, 2008 and
December 31, 2007, respectively	(902)	(775)
Additional paid-in capital	128,028	123,392
Accumulated other comprehensive income	385	257
Accumulated deficit	(135,371)	(122,658)

Total stockholders' equity (deficit)	(7,017)	1,057

	$26,138	$25,920

Focus Enhancements, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended

	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Net revenue	$3,988	$8,354	$7,860	$15,441
Cost of revenue	2,362	4,444	4,736	8,365
Gross margin	1,626	3,910	3,124	7,076

Operating expenses:
Sales, marketing and support	2,066	2,479	4,226	4,604
General and administrative	1,071	1,048	2,108	2,145
Research and development	4,218	3,979	7,802	7,917
Amortization of intangible assets	-	51	-	156
	7,355	7,557	14,136	14,822
Loss from operations	(5,729)	(3,647)	(11,012)	(7,746)
Interest expense, net	(978)	(299)	(1,665)	(589)
Other income (expense), net	1	(2)	(9)	1
Loss before income tax expense	(6,706)	(3,948)	(12,686)	(8,334)
Income tax expense	3	19	27	23
Net loss	$(6,709)	$(3,967)	$(12,713)	$(8,357)

Net loss per share
Basic and diluted	$(0.08)	$(0.05)	$(0.15)	$(0.11)

Weighted average number of shares used in per share calculations:
Basic and diluted	84,142	77,277	83,914	75,738

Focus Enhancements, Inc.
Selected Business Segment Data
(In thousands)

Revenue:	Three Months Ended		Six Months Ended

	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Systems Business	$3,243	$7,020	$6,489	$12,873
Semiconductor Business	745	1,334	1,371	2,568
Net Revenue	$3,988	$8,354	$7,860	$15,441

Research and Development:	Three Months Ended		Six Months Ended

	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Systems Business	$1,105	$1,037	$2,250	$2,137
Semiconductor Business	3,113	2,942	5,552	5,780
Total Research and Development	$4,218	$3,979	$7,802	$7,917